Bluerock Residential Growth REIT, Inc. Announces Sale of Creekside Property, Appointment of Treasurer and Updates to Corporate Governance Documents

Company Release - 4/1/2014 [INSERT TIME]

NEW YORK--(BUSINESS WIRE)—Bluerock Residential Growth REIT (NYSE MKT: BRG) (the “Company”) today announced the sale by BR Creekside, LLC, a special-purpose entity in which the Company holds a 24.706% indirect equity interest, of The Reserve at Creekside Village, a 192-unit garden-style apartment community located in Chattanooga, Tennessee. The Creekside property was sold to SIR Creekside, LLC, an unaffiliated third party, for $18,875,000, subject to certain prorations and adjustments typical in a real estate transaction. After deduction for payment of the existing mortgage indebtedness encumbering the Creekside property in the approximate amount of $13.5 million and payment of closing costs and fees, excluding disposition fees of approximately $69,946 deferred by the Company’s former advisor, the sale of the Creekside property generated net proceeds to the Company of approximately $1.2 million based on its proportionate ownership therein.

The Company today also announced its entry into an Underwriting Agreement with Wunderlich Securities, Inc., as representative of the underwriters, on March 28, 2014, in connection with the pricing of its initial public offering, as previously announced by the Company, of 3,448,276 shares of Class A common stock, at a price to the public of $14.50 per share, for a total of approximately $44.4 million of net proceeds after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

In addition, the Company today announced that on March 26, 2014, its Board of Directors appointed Christopher J. Vohs, age 37, to serve as the Treasurer of the Company, effective as of March 19, 2014.

The Company further announced today that on March 26, 2014, the Company amended and restated its charter pursuant the Second Articles of Amendment and Restatement of the Company, as previously authorized and approved by the Company’s Board of Directors on December 16, 2013 and approved by the stockholders of the Company at a special meeting of the stockholders held on January 23, 2014.

The Company also announced today that on March 26, 2014, the Company further amended its charter to provide for a 2.264881-to-1 reverse stock split of its issued and outstanding Class B common stock, and to decrease the par value of such Class B common stock from $0.02264881 per share to $0.01 per share. In addition, the Company announced that on March 31, 2014, the Company further amended its charter to provide for a 1.0045878-to-1 reverse stock split of its issued and outstanding Class B common stock, and to decrease the par value of such Class B common stock from $0.010045878 per share to $0.01 per share.

The Company today also announced that effective March 26, 2014, its Board of Directors adopted a second amendment and restatement to the Bylaws of the Company.

In addition, the Company announced today that in conjunction with its review of its corporate governance policies in connection with its initial public offering, effective March 26, 2014, its Board of Directors amended the Company’s Code of Ethics originally adopted on January 14, 2009, which will now be referred to as the “Code of Business Conduct and Ethics.” The Code of Business Conduct and Ethics describes the standards of conduct for all employees, officers and directors of the Company, and for all employees, members, officers and directors of the Company’s manager and of Bluerock Real Estate, L.L.C. who provide services to the Company.The Company also announced today that effective as of March 26, 2014, its Board of Directors adopted and approved the Company’s code of conduct for its senior executive and financial officers, which will be referred to as the “Code of Ethics for Senior Executive and Financial Officers.”

These items were addressed and disclosed by the Company in a Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For example, the pricing of the initial public offering may imply that the offering will close, but the closing is subject to certain conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the underwriters’ option to purchase additional shares may imply that this option will be exercised; however, the underwriters are not under any obligation to exercise this option, or any portion of it, and may not do so. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.